                                                                    Exhibit 99.1

[FLAGSTAR LOGO]

                                                   NEWS RELEASE
                                                   FOR MORE INFORMATION CONTACT:
                                                   Michael W. Carrie
                                                   Executive Director / CFO
                                                   (248) 312-2000

FLAGSTAR ANNOUNCES FOURTH QUARTER NET EARNINGS OF $0.44 PER SHARE;

Troy, Michigan (January 24, 2005) - Flagstar Bancorp, Inc. (NYSE:FBC), today reported quarterly earnings of $28.2 million, or $0.44 per share - diluted compared to $36.7 million, or $0.57 per share - diluted, reported in the comparable 2003 period.

The quarterly net earnings reported are $0.07 per share lower than previously projected. The shortfall in earnings can be seen in the lower than expected gain on sale margin recorded on loan sales completed during the quarter and the decreased interest margin.

Net earnings for 2004 were $146.4 million, or $2.28 per share - diluted compared to the $254.4 million, or $3.99 per share - diluted reported for 2003.

HIGHLIGHTS IN THE REPORT INCLUDE:

- An annualized return on average equity of 15.3% for the quarter and 20.8% for all of 2004;

- An annualized return on average assets of 0.85% for the quarter and 1.20% for all of 2004;

-     An interest margin of 1.88%, down on a sequential quarter basis by 0.10%;

- A fourth quarter operating efficiency ratio of 57.2% and 49.8% for all of 2004;

- An annual balance sheet growth of 24.3% including an increase of 29.8% in the deposit portfolio and 54.6% in the investment loan categories;

- An annual growth of 141.7% in the Company's consumer loan portfolio and a 37.1% increase in the Company's commercial real estate portfolio;

- The grand opening of 12 new banking centers in the fourth quarter and 22 new banking centers for all of 2004;

- Mortgages serviced for others of $21.4 billion with a recorded value of 88 basis points;

- A fourth quarter gain on sale margin of 13 basis points, down on a sequential quarter basis by 36 basis points;

- Mortgage origination volume of $8.7 billion for the quarter and $34.0 billion for 2004;

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RETAIL BANKING PROFITS

The portion of the Company's net earnings attributable to the retail banking operation rose during the quarter. This was primarily due to the reduced earnings recorded by the mortgage banking operation. During the fourth quarter of 2004, the banking operation provided approximately 76.5% of net earnings, compared with 60.1% reported for the third quarter of 2004 and the 53.8% reported for the comparable 2003 period. Current projections show the majority of net earnings will come from the retail banking operation for 2005.

Flagstar's deposits were $7.4 billion at December 31, 2004 compared with $5.7 billion at December 31, 2003. Consumer direct transaction account balances, including checking, savings and money market accounts, represented $2.1 billion and $2.0 billion at December 31, 2004 and 2003, respectively. Over the past year, the Company's total cost of deposits has risen by 33 basis points and increased 16 basis points in the fourth quarter.

The Company's $2.5 billion annual growth in the balance sheet included a $1.7 billion increase in deposits and a $0.9 billion increase in advances from the Federal Home Loan Bank. These liabilities were used to fund the $2.5 billion annual increase in the earning asset portfolio. Mortgage loans held for investment increased $3.2 billion during the year, while loans held for sale decreased $1.3 billion.

NET INTEREST INCOME VOLUME GROWS WITH BALANCE SHEET INCREASE

Net interest income was reported at $57.1 million, up $15.1 million over the $42.0 million reported in the comparable period last year and up $1.2 million, or 2.1% over the $55.9 million recorded in the September 2004 quarter. The net interest margin for the quarter was 1.88%, compared with 1.80% for the same period last year, and the 1.98% reported in the previous quarter. The net decrease reported from the September 2004 quarter was caused by the decreased spread on newly acquired assets and the rising interest rate environment. Although virtually all of the Company's assets are duration matched, a portion of the Company's assets and liabilities are interest sensitive and are affected by a sharp rise in short term rates.

On December 31, 2004, the Company had a calculated interest margin of approximately 2.18% within the current balance sheet. The calculated margin was based on a $12.0 billion earning asset portfolio that yielded 5.18% and an $11.6 billion liability base that had a cost of 3.12%.

For all of 2004, net interest income grew $28.7 million, or 14.7%, versus 2003. The increase was primarily attributable to the $2.0 billion, or 21.7% increase in average earning assets. This increase in earning assets was offset by a reduction of 22 basis points in the net interest margin.

LOAN SALE GAINS

Gains recorded on the sales of mortgage loans were a negative $2.6 million during the quarter ended December 31, 2004 versus $22.1 million in the comparable 2003 period. This decrease was attributable to the 24 basis point reduction in the gain on sale spread and the increased amount of adjustments to the period gains. The calculated spread equaled 13 basis points in the fourth quarter and 29 basis points for all of 2004 versus 37 basis points in the fourth quarter of 2003 and 74 basis points for all of 2003. During the quarter ended December 31, 2004, the Company recorded a net $7.0 million reduction in the fair value of its mortgage banking derivate portfolio and a net $5.7 in charges attributable to representation and warranty issues.


                                     For the three months ended           For the year ended
                                     December         December          December        December
                                       2004             2003              2004            2003
                                    ----------       ----------       -----------      -----------
Net gain on loan sales              $   (2,633)      $   22,107       $    61,253      $   357,276

Plus: FASB 133 adjustment                7,019            1,442               357           10,695
Plus: Secondary Market Reserve           5,706              273            22,498           14,160
                                    ----------       ----------       -----------      -----------
Gain on loan sales                  $   10,092       $   23,822       $    84,108      $   382,131
                                    ==========       ==========       ===========      ===========

Loans sold                          $7,715,883       $6,403,128       $28,937,576      $51,922,757
Sales spread                              0.13%            0.37%             0.29%            0.74%


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LOAN SALE GAINS - (CONTINUED)

As previously reported, the Company recorded $8.7 billion in loan originations during the quarter versus $7.8 billion originated in the 2003 period. During the fourth quarter, 57.6% of loan originations involved refinances of existing loans, whereas in the comparable 2003 period 70.5% of loan originations were refinances. During 2004, 60.4% of the Company's loan originations were refinances compared to 85.1% in 2003. In December 2004, 57.7% of loan originations were refinances.

MORTGAGE SERVICING

GAIN ON SALES OF MORTGAGE SERVICING RIGHTS

Gains recorded on the sales of mortgage serving rights totaled $17.0 million during the quarter ended December 31, 2004 versus $21.1 million in the comparable 2003 period. This decrease, despite an increase in the amount of underlying mortgages sold, was attributable to the final settlement on a number of MSR sales closed throughout 2003 ($6.3 million in 2003 versus $0.8 million in 2004). During 2004, the Company sold $30.6 billion, or 105.9% of its MSR originations versus $33.1 billion, or 63.8% of the MSR originated in 2003.

MORTGAGE SERVICING RIGHTS

The capitalized value of the servicing portfolio is $188.0 million, or 0.88% of the outstanding balance. The preliminary market value of the portfolio is $257.0 million. During the quarter, no impairment adjustment or recapture was made to the book value of the portfolio. The Company charged off $15.4 million in book value for loan prepayments and amortization during the quarter.

LOANS SERVICED FOR OTHERS

At year-end, the Company serviced $21.4 billion in loans for others. This volume is down 29.7% from December 31, 2003. The portfolio contains 167,300 loans that have a weighted rate of 6.13%, a weighted service fee of 34.1 basis points, and a weighted fifteen months of seasoning. Gross portfolio revenue before amortization was reported at $21.9 million during the quarter, down $7.0 million, or 24.2% over the comparable 2003 period.

                                     For the three months ended            For the year ended
                                      December         December         December         December
                                        2004             2003             2004             2003
                                    -----------      -----------      -----------      -----------
Beginning balance                   $20,824,209      $29,312,081      $30,395,079      $21,586,797
Originations                          7,715,883        6,403,128       28,937,576       51,922,757
Sales                                 5,829,791        3,666,296       30,608,474       33,132,061
Amortizations and prepayments         1,355,577        1,653,834        7,369,457        9,982,414
                                    -----------      -----------      -----------      -----------
Ending balance                      $21,354,724      $30,395,079      $21,354,724      $30,395,079
                                    ===========      ===========      ===========      ===========

ASSET QUALITY

   PROVISION FOR LOAN LOSSES

For the three months ended December 31, 2004, the provision for loan losses was reported at $1.5 million as compared to the $2.1 million during the fourth quarter of 2003. Net charge-offs were an annualized 0.18% and 0.17% of average investment loans during the three months ended December 31, 2004 and December 31, 2003, respectively.

For the years 2004 and 2003, the provision for loan losses was reported as $17.6 million and $20.1 million, respectively. Net charge-offs were 0.20% and 0.35% of average investment loans during 2004 and 2003, respectively.

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   ALLOWANCE FOR LOAN LOSSES

The allowance for loan losses totaled $37.6 million at December 31, 2004. The allowance for loan losses totaled $36.0 million at December 31, 2003.

The allowance for losses as a percentage of non-performing loans was 66.2% and 61.7% at December 31, 2004 and December 31, 2003, respectively. The allowance for losses as a percentage of investment loans was 0.36% and 0.53% at December 31, 2004 and December 31, 2003, respectively.

   NON-PERFORMING LOANS

Non-performing loans at year-end were $56.9 million, down $1.4 million from December 31, 2003. Total delinquencies in the Company's investment loan portfolio equaled 0.99% at December 31, 2003, compared with 1.54% at December 31, 2003.

Consistent with the Company's business model approximately 95% of non-performing loans were backed by single-family homes. Additionally, all of the Company's real estate owned are single-family homes acquired in the foreclosure process.

   SECONDARY MARKET RESERVE

The reserve for losses on repurchased assets was increased $8.7 million, or 84.4% to $19.0 million at December 31, 2004 from $10.3 million at December 31, 2003.

Net losses attributable to repurchased assets totaled $4.2 million and $3.5 million for the three months ended December 31, 2004 and 2003, respectively.

Net losses attributable to repurchased assets totaled $20.0 million during 2004. This total compares to the $12.0 million recorded in 2003.

   REPURCHASED ASSETS

Net repurchased assets pending foreclosure totaled $17.1 million at December 31, 2004 compared to $12.0 million at December 31, 2003 and $20.9 million at September 30, 2004. During 2004, the Company repurchased $64.1 million in non-performing assets previously sold to the secondary market. During 2003, the Company repurchased a total of $46.3 million in non-performing assets.

BALANCE SHEET AND CAPITAL MANAGEMENT

Consolidated assets at December 31, 2004 were $13.1 billion, compared with $12.8 billion at September 30, 2004 and $10.6 billion at December 31, 2003.

Flagstar's stockholders' equity now stands at $745.8 million, or 5.67% of total assets. The book value of the common stock at December 31, 2004 equaled $12.16 per share. Flagstar Bank, the Company's wholly-owned subsidiary reported capital ratios that categorize the Bank as a "well-capitalized" institution for regulatory purposes. The Bank's Core capital ratio stood at 6.28% and the Total risk-based capital ratio stood at 11.13% at December 31, 2004.

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AS PREVIOUSLY ANNOUNCED

The Company's quarterly earnings conference call will be held Tuesday, January 25, 2005, at 11:00 a.m. Eastern Time. To participate, please telephone at least ten minutes prior at (800) 310-6649.

Flagstar Bancorp, which has $13.1 billion in total assets, is the second largest independent banking institution headquartered in Michigan. Flagstar operates 120 banking centers in Michigan and Indiana, 112 loan centers in 26 states and correspondent offices located across the United States. Flagstar Bank is one of the nation's largest originators of residential mortgage loans.

The information contained in this release is not intended as a solicitation to buy Flagstar Bancorp, Inc. stock and is provided for general information. This release contains certain statements that may constitute "forward-looking statements" within the meaning of federal securities laws. These forward-looking statements include statements about the Company's beliefs, plans, objectives, goals, expectations, anticipations, estimates, and intentions, that are subject to significant risks and uncertainties, and are subject to change based upon various factors (some of which may be beyond the Company's control). The words "may," "could," "should," "would," "believe," and similar expressions are intended to identify forward-looking statements.

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                 SUMMARY OF SELECTED CONSOLIDATED FINANCIAL DATA

SUMMARY OF THE CONSOLIDATED STATEMENTS OF EARNINGS

                                                          At or for the three months ended             For the year ended
                                                                     December 31,                         December 31,
                                                              2004              2003               2004               2003
                                                          -----------        ----------        -----------         -----------
                                                                       (Unaudited, In Thousands,Except Share Data)
  Interest income                                         $   151,563        $  122,535        $   563,437         $   503,068
  Interest expense                                             94,476            80,512            340,147             308,483
                                                          -----------        ----------        -----------         -----------
Net interest income                                            57,087            42,023            223,290             194,585
  Provision for losses                                          1,539             2,067             17,616              20,081
                                                          -----------        ----------        -----------         -----------
Net interest income after provision                            55,548            39,956            205,674             174,504
  Loan fees and charges, net                                    4,162             3,663             18,003              17,440
  Deposit fees and charges                                      2,833             2,530             12,125               7,006
  Loan servicing fees, net                                      6,515            12,543             30,097             (18,660)
  Gain on loan sales, net                                      (2,633)           22,107             61,253             357,276
  Gain on MSR sales, net                                       16,973            21,102             91,740              67,302
  Other income                                                 16,329            14,282             48,447              35,514
  Operating expenses                                           56,217            60,253            241,441             249,275
                                                          -----------        ----------        -----------         -----------
Earnings before federal tax provision                          43,510            55,930            225,898             391,107
  Provision for federal income taxes                           15,292            19,259             79,541             136,755
                                                          -----------        ----------        -----------         -----------
         NET EARNINGS                                     $    28,218        $   36,671        $   146,357         $   254,352
                                                          ===========        ==========        ===========         ===========
Basic earnings per share                                  $      0.46        $     0.60        $      2.40         $      4.25
Diluted  earnings per share                               $      0.44        $     0.57        $      2.28         $      3.99
Dividends paid per common share                           $      0.25        $     0.15        $      1.00         $      0.50
Interest rate spread                                             1.81%             1.72%              1.87%               2.00%
Net interest margin                                              1.88%             1.80%              1.99%               2.21%

Return on average assets                                         0.85%             1.36%              1.20%               2.52%
Return on average equity                                        15.29%            23.29%             20.79%              47.58%
Efficiency ratio                                                57.21%            50.25%             49.79%              37.70%

Average earning assets                                    $12,176,580        $9,865,496        $11,196,349         $ 9,168,237
Average paying liabilities                                $11,818,776        $9,573,434        $10,770,332         $ 8,635,368
Average stockholders' equity                                 $738,011        $  629,801        $   704,067         $   534,626

Mortgage loans originated or purchased                    $ 8,730,154        $7,800,580        $33,990,965         $56,378,151
Mortgage loans sold                                       $ 7,715,883        $6,403,128        $28,937,576         $51,922,757
Equity/assets ratio (average for the period)                     5.59%             5.83%              5.76%               5.30%

Ratio of charge-offs to average investment loans                 0.18%             0.17%              0.20%               0.35%


Certain amounts within the accompanying summary of selected consolidated financial data have been reclassified to conform to the 2004 presentation.

SUMMARY OF THE CONSOLIDATED STATEMENTS OF FINANCIAL
 CONDITION:

                                                          December 31,       September 30,     December 31,        December 31,
                                                             2004                2004            2003                 2002
                                                          -----------        ------------      -----------         -----------
                                                                      (Unaudited, In Thousands, Except Share Data)
  Total assets                                            $13,142,361         $12,783,121      $10,570,193         $ 8,212,786
  Loans held for sale                                       1,506,311           2,174,186        2,759,551           3,302,212
  Investment loans portfolio, net                          10,520,836           9,415,255        6,804,236           3,947,362
  Allowance for losses                                         37,627              40,980           36,017              37,764
  Mortgage servicing rights                                   187,975             175,593          260,128             230,756
  Deposits                                                  7,379,655           7,542,581        5,680,167           4,373,889
  FHLB advances                                             4,090,000           3,408,000        3,246,000           2,222,000
  Stockholders' equity                                        745,804             731,242          654,683             418,946

OTHER FINANCIAL AND STATISTICAL DATA:

  Equity/assets ratio                                            5.67%               5.72%            6.19%               5.10%
  Core capital ratio                                             6.28%               6.15%            7.44%               6.73%
  Total risk-based capital ratio                                11.13%              11.20%           13.47%              12.01%

  Book value per share                                    $     12.16         $     11.92      $     10.79         $      7.08
  Shares outstanding                                           61,357              61,338           60,675              59,190

  Mortgage loans serviced for others                      $21,354,724         $20,824,209      $30,395,079         $21,586,797
  Value of mortgage servicing rights                             0.88%               0.84%            0.86%               1.07%

  Allowance for losses to non performing loans                   66.2%               71.4%            61.7%               55.5%
  Allowance for losses to investment loans                       0.36%               0.43%            0.53%               0.95%
  Non performing assets to total assets                          0.85%               0.90%            1.01%               1.50%

  Number of banking centers                                       120                 108               99                  87
  Number of home lending centers                                  112                 123              128                  92
  Number of salaried employees                                  2,396               2,407            2,523               2,754
  Number of commissioned employees                                980                 989              989                 834

Certain amounts within the accompanying summary of selected consolidated financial data have been reclassified to conform to the 2004 presentation.